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                                                                      EXHIBIT 99
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                                                           FOR IMMEDIATE RELEASE
                                                           ---------------------

                     ALLEN TELECOM ANNOUNCES ACQUISITION OF
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                             FOREM MINORITY INTEREST
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         Beachwood, Ohio, June 4, 1997-- Allen Telecom Inc. ("Allen Telecom")
announced today that it has acquired the outstanding minority interest in FOR.E.M. S.p.A. ("FOREM") and now owns 100% of FOREM. This acquisition also increases Allen Telecom's effective ownership of FOREM's 62% owned subsidiary MIKOM GmbH ("MIKOM"). The total purchase price for this minority interest will be computed after the net income for FOREM's 1997 fiscal year is finalized. In a series of transactions, the Company has paid $21.7 million in cash and $5 million in Allen Telecom common stock to the minority shareholders of FOREM, and would expect to make additional interim payments in October 1997 and January 1998. Most of the additional purchase price will also be in cash, although the Company has an option to use Allen Telecom common stock in partial payment for certain additional amounts.

         FOREM is the world's leader in the manufacture of filters, combiners and tower mount amplifiers for GSM cellular and DCS 1800 wireless communications systems, and its MIKOM subsidiary is the world's leader in GSM and DCS 1800 repeaters and other forms of coverage enhancement products. Allen Telecom acquired an initial 40% interest in FOREM in December 1994 and an additional 40% in March 1995. Since that time, the businesses have continued to expand substantially and have become an integral part of Allen Telecom's worldwide success as a supplier of wireless communications products and services.



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         Robert G. Paul, President and Chief Executive Officer of Allen Telecom,
stated "The success of the FOREM and MIKOM management teams in establishing their market leadership position in the GSM and DCS 1800 technologies has been exceptional. While these technologies have not played a significant role in the U.S., they are still the leading technologies for new wireless investment around the world. Since the initial acquisition of FOREM shares in 1994, Allen
Telecom's ability to leverage the capabilities of its European and North
American businesses through technology interchange and a combined worldwide sales force, have contributed to Allen Telecom's continued growth".

         Statements included in this news release which are not historical in nature are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Allen Telecom's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q contain certain detailed factors that could cause the Company's actual results to materially differ from forward-looking statements made by the Company, including, among others, the uncertain level of purchases by current and prospective customers of the Company's products and services and the impact of competitive products and pricing.

         Allen Telecom Inc. (NYSE symbol - ALN) is a leading supplier to the worldwide two-way wireless communications marketplace of systems expansion products, site management products and antennas and provides frequency planning, system engineering services and software design programs to current and emerging wireless markets.

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For further information contact:                   Robert A. Youdelman
                                                   216/765-5820
                                                   http://www.allentelecom.com



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